Exhibit 1.07

More Information:

Investor Relations	Media Relations

Monish Bahl CDCCorporation 678-259-8510 mbahl@cdcsoftware.com	Jen Buchhalter Articulate Communications, 617.451.7788, ext. 16 jbuchhalter@articulatepr.com

FOR IMMEDIATE RELEASE

Food Safety Expert From CDC Software Presents at International Food Safety and Quality
Conference in China

HONG KONG, ATLANTA, September 18, 2007 — CDC Software, a wholly owned subsidiary of CDC Corporation (NASDAQ: CHINA) and a provider of industry-specific enterprise software applications and business services, announced today one of its key experts in food safety presented at the 2007 International Food Safety & Quality Conference held Sept. 12th in Beijing. The presentation helped food processors understand how to use an operational system of record to mitigate risk, protect a company’s brand and cost-effectively achieve a demonstrable standard of food safety and quality control.

Beth L. Berndt, director of Industry Solutions for Food and Beverage, presented, “Reducing Recall Liabilities with Lot Tracing” at the 2007 China International Food Safety and Quality Conference & Expo, China’s leading food safety conference that was widely attended by food manufacturers and China’s governmental organizations as well as officials from the United States Food and Drug Administration (USFDA).

China’s safety record has come under scrutiny in recent months with product quality concerns related to pet food, catfish, toothpaste, toys and others. China’s government has already taken action to improve food safety such as the State Food and Drug Administration (SFDA) enacting a measure called “Provisions for Implementation of the Special Regulations of the State Council on Intensifying Safety Control of Food and Other Products,” on August 31, 2007. In the Provisions, the SFDA requires stronger inspections and information management of food safety and quality controls.

Food manufacturers are faced with growing demands from their customers to provide fast and accurate tracking of all ingredients in a product, as well as the ability to audit all product activities throughout the supply chain and perform mock recalls regularly. Many food manufacturers are still using the traditional methods of managing product genealogy and traceability with paper records and manual spreadsheets. These methods embody inherent risks of inaccurate information and operational inefficiency as well as the inability to provide demonstrable proof of product safety and rapid, accurate traceability. The advantages of industry-specific enterprise solutions in information tracking and traceability help food manufacturers standardize and streamline the processes of audit trails, mock recalls and actual recalls.

CDC Software’s Ross Enterprise, a solution specifically designed for the food and beverage industry, serves as the operational system of record for process manufacturers around the world. The system has proven its value with many food processors by enabling cost-effective compliance with the traceability requirements of the United States Bioterroism Act of 2002. By providing complete functionality for the food manufacturer that includes recipe management, inventory control, manufacturing management, quality control, full traceability, complex product costing, customer service, and business analytics, the system is also expected to help China-based food processors in their quest to demonstrate product safety and compliance with the new regulations from the SFDA.

“Many of the world’s leading food manufacturers already rely on Ross Enterprise for meeting their industry-specific business and regulatory requirements,” said Edmund Lau, vice president, Greater China, CDC Software. “With Ross Enterprise, our food processor customers around the world also cost-effectively meet and exceed the most demanding customer and consumer requirements for mock recalls, audit trails and product quality and consistency. With our deep expertise in food safety and our industry-specific solutions, CDC Software can provide the software solutions needed to help China’s food manufacturers meet stronger food and safety regulations and global industry demands for verifiably safe products.”

About Ross Enterprise for Food & Beverage
Ross Enterprise is CDC Software’s comprehensive suite of applications for food and beverage manufacturers. The suite of applications includes enterprise resource management (ERP), supply chain management (SCM), warehouse management, customer relationship management, real time performance management and business analytics. Together, these systems address the unique challenges in food and beverage including the need for detailed product costing and profitability analysis, management of pricing and promotions, optimized forecasting and scheduling, improved order fulfillment and customer service, inventory optimization with minimal spoilage, and compliance with food safety regulations and mock recalls. Ross Enterprise is used worldwide by over 1,200 companies including Boar’s Head, Kerry Ingredients, Cheesecake Factory, Pez Candies, Nellson Nutraceuticals, Hilmar Cheese, Michael Angelo’s and Litehouse Foods. For more information, visit www.rossinc.com. For more information, visit www.rossinc.com.

About CDC Software
CDC Software, The Customer-Driven Company™, is a provider of enterprise software applications designed to help organizations deliver a superior customer experience while increasing efficiencies and profitability.  CDC Software’s product suite includes: CDC Factory (manufacturing operations management), Ross ERP (enterprise resource planning) and SCM (supply chain management), IMI warehouse management and order management, Pivotal CRM and Saratoga CRM (customer relationship management), Respond (customer complaint and feedback management), c360 CRM add-on products, industry solutions and development tools for the Microsoft Dynamics CRM platform, Platinum HRM (human resources) and business analytics solutions.

These industry-specific solutions are used by more than 6,000 customers worldwide within the manufacturing, financial services, health care, home building, real estate, and wholesale and retail distribution industries. The company completes its offerings with a full continuum of services that span the life cycle of technology and software applications, including implementation, project consulting, outsourced business services, application management and offshore development. CDC Software is the enterprise software unit of CDC Corporation and is ranked number 12 on the Manufacturing Business Technology 2007 Global 100 List of Enterprise and Supply Chain Management Application vendors. For more information, please visit www.cdcsoftware.com.

Cautionary Note Regarding Forward-Looking Statements
This press release includes “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995, and includes statements relating to the ability of CDC Software solutions to address the food and safety needs of certain customers. These statements are based on management’s current expectations and are subject to risks and uncertainties and changes in circumstances. There are important factors that could cause actual results to differ materially from those anticipated in the forward looking statements including, among others: the conditions of that particular industry; the continued ability of CDC Software solutions to address industry-specific requirements of process manufacturing companies. Further information on risks or other factors that could cause results to differ is detailed in filings or submissions with the United States Securities and Exchange Commission made by CDC Corporation in its Annual Report for the year ended December 31, 2006 on Form 20-F filed on July 2, 2007. All forward-looking statements included in this press release are based upon information available to management as of the date of the press release, and you are cautioned not to place undue reliance on any forward looking statements which speak only as of the date of this press release. The company assumes no obligation to update or alter the forward looking statements whether as a result of new information, future events or otherwise.

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